Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Antero Midstream Partners GP LLC and
Unitholders of Antero Midstream Partners LP:

We consent to the incorporation by reference in the registration statements (Nos. 333-210372, 333-212283, 333-215912, and 333-220359) on Form S-3 and (No. 333-200111) on Form S-8 of Antero Midstream Partners LP of our report dated February 13, 2018, with respect to the consolidated balance sheets of Antero Midstream Partners LP as of December 31, 2016 and 2017, and the related consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Antero Midstream Partners LP.

As discussed in note 2 to the consolidated financial statements of Antero Midstream Partners LP, the consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for 2015 have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Denver, Colorado

February 13, 2018